Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Prologis, Inc. for the registration of shares of Prologis, Inc. common stock and to the incorporation by reference therein of our reports dated February 16, 2018, with respect to the consolidated financial statements and schedule of DCT Industrial Trust Inc. and DCT Industrial Operating Partnership LP, and the effectiveness of internal control over financial reporting of DCT Industrial Trust Inc. and DCT Industrial Operating Partnership LP, included in the Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Denver, Colorado

November 25, 2019